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Exhibit 10.5.1

EMPLOYMENT AGREEMENT

AMENDMENT NO. 1

         THIS AMENDMENT NO.1 (this "Amendment") dated February 13, 2002 is made to the EMPLOYMENT AGREEMENT (the "Agreement") dated as of August 14, 2000 by and between Advanstar, Inc. (the "Company") and James M. Alic ("Executive").

WHEREAS, the parties to the Agreement seek to modify certain terms of the Agreement to the extent described in this Amendment;

THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, intending to be legally bound, the Company and Executive hereby agree as follows:

1.
Unless specifically defined otherwise in this Amendment, capitalized terms used in this Amendment shall have the same respective meanings as ascribed to such terms in the Agreement. The term "Section" as used in this Amendment shall refer to a Section of the Agreement.

2.
Section 1 is hereby amended by deleting the third sentence and replacing it with the following:

  "Executive shall continue to serve on the Board of Directors until such time as the Board appoints another representative from the Company to replace Executive on the Board."

3.
Section 2 is hereby amended by deleting the first sentence and replacing it with the following:

  "Executive shall provide services to the Company on a part-time basis during the employment term, as mutually agreed by the Executive and the Chief Executive Officer of the Company. Such services shall include, without limitation, the Executive's presence at a Company facility and/or event during normal working hours for at least one continuous full week per month as feasible."

4.
Section 3(a) is hereby amended by replacing "$500,000" with "$150,000" in the first sentence.

5.
Section 3(b) is hereby deleted in its entirety.

6.
Section 6 is hereby deleted in its entirety and replaced with the following new Section 6:

  "6. Term. This Agreement shall have a term (the "Employment Term") equal to the period from the Effective Date through September 30, 2002 (the "Fixed Term") and shall continue thereafter until the date of termination by either party upon not less than sixty (60) days prior written notice given to the other party; provided that Sections 9 and 10 shall survive such termination in accordance with their terms."

7.
Section 7(b) is hereby amended by deleting clauses (i), (iv) and (v) from the third sentence.

8.
Section 7(c) is hereby amended by deleting the first sentence and replacing it with the following:

  "Should the Executive terminate this Agreement for Good Reason prior to end of the Fixed Term, or should the Company terminate this Agreement without cause prior to the end of the Fixed Term, then the Executive shall be entitled to receive, for the remaining period of the Fixed Term, the salary and the benefits provided for in Sections 3 and 4 hereof."

9.
Section 7(d) is hereby amended by deleting the last sentence in its entirety.

10.
Section 7(e) is hereby amended by deleting the language "and, in the case of termination for Death or Disability, any bonus payable pursuant to clause (d) above" from the parenthetical in the first sentence.

This Amendment is effective, on a prospective basis only, as of March 1, 2002.

Except to the extent amended by this Amendment, the Agreement is affirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have duly signed this Amendment as of the day and year first written above.

ADVANSTAR, INC.
By:
Name: Robert L. Krakoff Title: Chairman & CEO

James M. Alic

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EMPLOYMENT AGREEMENT